UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

CBL & Associates Properties, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

124830 878

(CUSIP Number)

Gabe Brecher

Strategic Value Partners, LLC

100 West Putnam Avenue

Greenwich, CT 06830

(203) 618-3500

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

September 27, 2024

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☒.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 1,541,562
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 1,541,562

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,541,562
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 4.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO, IA

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Victor Khosla
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 1,541,562
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 1,541,562

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,541,562
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 4.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON SVP Capital Solutions LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 277,753
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 277,753

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 277,753
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Capital Solutions Offshore Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 194,874
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 194,874

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 194,874
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.6%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Capital Solutions Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 66,084
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 66,084

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 66,084
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Sullivan Offshore Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 23,140
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 23,140

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,140
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON SVP Special Situations III-A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 61,196
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 61,196

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 61,196
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Opportunities Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 61,196
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 61,196

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 61,196
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Special Situations Offshore Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 356,952
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 356,952

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 356,952
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Special Situations Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 140,337
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 140,337

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 140,337
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON SVP Special Situations IV LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 497,289
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 497,289

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 497,289
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.6%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Special Situations Offshore Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 404,128
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 404,128
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 404,128
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Special Situations Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 233,675
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 233,675
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 233,675
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.7%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON SVP Special Situations V LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 644,148
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 644,148
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 644,148
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 2.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Excelsior Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 61,176
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 61,176
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 61,176
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON SVP Excelsior Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 61,176
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 61,176
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 61,176
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

Amendment No. 4 to Schedule 13D

Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on behalf of the Reporting Persons with respect to the Common Stock of CBL & Associates Properties, Inc. (the “Issuer”) on September 1, 2022, as amended by Amendment No. 1 thereto filed on August 26, 2024, Amendment No. 2 thereto filed on September 4, 2024 and Amendment No. 3 thereto filed on September 20, 2024 (the “Schedule 13D”). Terms defined in the Schedule 13D are used herein as so defined.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is amended and supplemented as follows:

(a) — (b) The information requested by these subsections is incorporated herein by reference to the information provided on the cover pages to this Schedule 13D. All percentages set forth herein are based on 31,466,806 shares of Common Stock of the Issuer outstanding as of August 7, 2024, as reported in the Issuer’s Form 10-Q filed with the SEC on August 9, 2024.

(c)  Except as set forth on Schedule A, no Reporting Person has effected any transaction in shares of Common Stock since September 20, 2024 (the date of the filing of Amendment No. 3 to the Schedule 13D).

(e) On October 1, 2024, the Reporting Persons ceased to be beneficial owners of 5% or more of the outstanding Common Stock of the Issuer. Accordingly, this Amendment No. 4 constitutes an exit filing for each of the Reporting Persons.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:	October 1, 2024

STRATEGIC VALUE PARTNERS, LLC

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

/s/ Victor Khosla
Victor Khosla

SVP CAPITAL SOLUTIONS LLC (FKA SVP DISLOCATION LLC)

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE CAPITAL SOLUTIONS OFFSHORE FUND, L.P.

By:	SVP Capital Solutions LLC (fka SVP Dislocation LLC) , its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE CAPITAL SOLUTIONS FUND, L.P.

By:	SVP Capital Solutions LLC (fka SVP Dislocation LLC) , its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SULLIVAN OFFSHORE FUND, L.P.

By:	SVP Capital Solutions LLC (fka SVP Dislocation LLC) , its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SULLIVAN OFFSHORE FUND, L.P.

By:	SVP Special Situations V LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE OPPORTUNITIES FUND, L.P.

By:	SVP Special Situations III-A LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS III-A LLC

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS OFFSHORE FUND IV, L.P.

By:	SVP Special Situations IV LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS FUND IV, L.P.

By:	SVP Special Situations IV LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS IV LLC

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS OFFSHORE FUND V, L.P.

By:	SVP Special Situations V LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS FUND V, L.P.

By:	SVP Special Situations V LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS V LLC

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE EXCELSIOR FUND, L.P.

By:	SVP Excelsior Management LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

SVP EXCELSIOR MANAGEMENT LLC

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

Schedule A

Fund	Date	Transaction	Number of shares	Price
Strategic Value Capital Solutions Offshore Fund L.P.	9/20/2024	Sale	75	$25.10
Strategic Value Sullivan Offshore Fund, L.P.	9/20/2024	Sale	7	$25.10
Strategic Value Capital Solutions Fund L.P.	9/20/2024	Sale	26	$25.10
Strategic Value Special Situations Fund IV, L.P.	9/20/2024	Sale	55	$25.10
Strategic Value Special Situations Offshore Fund IV, L.P.	9/20/2024	Sale	139	$25.10
Strategic Value Special Situations Fund V, L.P.	9/20/2024	Sale	91	$25.10
Strategic Value Special Situations Offshore Fund V, L.P.	9/20/2024	Sale	157	$25.10
Strategic Value Sullivan Offshore Fund L.P.	9/20/2024	Sale	2	$25.10
Strategic Value Excelsior Fund L.P.	9/20/2024	Sale	24	$25.10
Strategic Value Opportunities Fund, L.P.	9/20/2024	Sale	24	$25.10
Strategic Value Capital Solutions Offshore Fund L.P.	9/24/2024	Sale	7,652	$25.25
Strategic Value Sullivan Offshore Fund, L.P.	9/24/2024	Sale	660	$25.25
Strategic Value Capital Solutions Fund L.P.	9/24/2024	Sale	2,595	$25.25
Strategic Value Special Situations Fund IV, L.P.	9/24/2024	Sale	5,511	$25.25
Strategic Value Special Situations Offshore Fund IV, L.P.	9/24/2024	Sale	14,017	$25.25
Strategic Value Special Situations Fund V, L.P.	9/24/2024	Sale	9,176	$25.25
Strategic Value Special Situations Offshore Fund V, L.P.	9/24/2024	Sale	15,870	$25.25
Strategic Value Sullivan Offshore Fund L.P.	9/24/2024	Sale	249	$25.25
Strategic Value Excelsior Fund L.P.	9/24/2024	Sale	2,402	$25.25
Strategic Value Opportunities Fund, L.P.	9/24/2024	Sale	2,403	$25.25
Strategic Value Capital Solutions Offshore Fund L.P.	9/25/2024	Sale	3,309	$25.26
Strategic Value Sullivan Offshore Fund, L.P.	9/25/2024	Sale	285	$25.26
Strategic Value Capital Solutions Fund L.P.	9/25/2024	Sale	1,122	$25.26
Strategic Value Special Situations Fund IV, L.P.	9/25/2024	Sale	2,383	$25.26
Strategic Value Special Situations Offshore Fund IV, L.P.	9/25/2024	Sale	6,060	$25.26
Strategic Value Special Situations Fund V, L.P.	9/25/2024	Sale	3,967	$25.26
Strategic Value Special Situations Offshore Fund V, L.P.	9/25/2024	Sale	6,861	$25.26
Strategic Value Sullivan Offshore Fund L.P.	9/25/2024	Sale	108	$25.26
Strategic Value Excelsior Fund L.P.	9/25/2024	Sale	1,039	$25.26
Strategic Value Opportunities Fund, L.P.	9/25/2024	Sale	1,039	$25.26
Strategic Value Capital Solutions Offshore Fund L.P.	9/26/2024	Sale	8,511	$25.15
Strategic Value Sullivan Offshore Fund, L.P.	9/26/2024	Sale	734	$25.15
Strategic Value Capital Solutions Fund L.P.	9/26/2024	Sale	2,886	$25.15
Strategic Value Special Situations Fund IV, L.P.	9/26/2024	Sale	6,130	$25.15
Strategic Value Special Situations Offshore Fund IV, L.P.	9/26/2024	Sale	15,590	$25.15
Strategic Value Special Situations Fund V, L.P.	9/26/2024	Sale	10,206	$25.15
Strategic Value Special Situations Offshore Fund V, L.P.	9/26/2024	Sale	17,652	$25.15
Strategic Value Sullivan Offshore Fund L.P.	9/26/2024	Sale	277	$25.15
Strategic Value Excelsior Fund L.P.	9/26/2024	Sale	2,672	$25.15
Strategic Value Opportunities Fund, L.P.	9/26/2024	Sale	2,673	$25.15
Strategic Value Capital Solutions Offshore Fund L.P.	9/27/2024	Sale	22,387	$25.27
Strategic Value Sullivan Offshore Fund, L.P.	9/27/2024	Sale	1,930	$25.27
Strategic Value Capital Solutions Fund L.P.	9/27/2024	Sale	7,591	$25.27
Strategic Value Special Situations Fund IV, L.P.	9/27/2024	Sale	16,122	$25.27
Strategic Value Special Situations Offshore Fund IV, L.P.	9/27/2024	Sale	41,005	$25.27
Strategic Value Special Situations Fund V, L.P.	9/27/2024	Sale	26,844	$25.27
Strategic Value Special Situations Offshore Fund V, L.P.	9/27/2024	Sale	46,424	$25.27
Strategic Value Sullivan Offshore Fund L.P.	9/27/2024	Sale	729	$25.27
Strategic Value Excelsior Fund L.P.	9/27/2024	Sale	7,028	$25.27
Strategic Value Opportunities Fund, L.P.	9/27/2024	Sale	7,030	$25.27
Strategic Value Capital Solutions Offshore Fund L.P.	9/30/2024	Sale	8,961	$25.24
Strategic Value Sullivan Offshore Fund, L.P.	9/30/2024	Sale	772	$25.24
Strategic Value Capital Solutions Fund L.P.	9/30/2024	Sale	3,038	$25.24
Strategic Value Special Situations Fund IV, L.P.	9/30/2024	Sale	6,453	$25.24
Strategic Value Special Situations Offshore Fund IV, L.P.	9/30/2024	Sale	16,412	$25.24
Strategic Value Special Situations Fund V, L.P.	9/30/2024	Sale	10,744	$25.24
Strategic Value Special Situations Offshore Fund V, L.P.	9/30/2024	Sale	18,582	$25.24
Strategic Value Sullivan Offshore Fund L.P.	9/30/2024	Sale	292	$25.24
Strategic Value Excelsior Fund L.P.	9/30/2024	Sale	2,813	$25.24
Strategic Value Opportunities Fund, L.P.	9/30/2024	Sale	2,814	$25.24
Strategic Value Capital Solutions Offshore Fund L.P.	10/1/2024	Sale	5,368	$25.24
Strategic Value Sullivan Offshore Fund, L.P.	10/1/2024	Sale	463	$25.24
Strategic Value Capital Solutions Fund L.P.	10/1/2024	Sale	1,820	$25.24
Strategic Value Special Situations Fund IV, L.P.	10/1/2024	Sale	3,866	$25.24
Strategic Value Special Situations Offshore Fund IV, L.P.	10/1/2024	Sale	9,833	$25.24
Strategic Value Special Situations Fund V, L.P.	10/1/2024	Sale	6,437	$25.24
Strategic Value Special Situations Offshore Fund V, L.P.	10/1/2024	Sale	11,132	$25.24
Strategic Value Sullivan Offshore Fund L.P.	10/1/2024	Sale	175	$25.24
Strategic Value Excelsior Fund L.P.	10/1/2024	Sale	1,685	$25.24
Strategic Value Opportunities Fund, L.P.	10/1/2024	Sale	1,686	$25.24